Free Writing Prospectus filed pursuant to Rule 433

Preliminary Prospectus Supplement dated July 24, 2019

To Prospectus dated November 3, 2017

Registration Statement File No. 333-221334

LAS VEGAS SANDS CORP.

Offering of:

$1,750,000,000 3.200% Senior Notes due 2024 (the “2024 Notes”)

$1,000,000,000 3.500% Senior Notes due 2026 (the “2026 Notes”)

$750,000,000 3.900% Senior Notes due 2029 (the “2029 Notes”)

(the “Offering”)

July 29, 2019

Pricing Term Sheet

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated July 24, 2019 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus dated November 3, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-221334). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Las Vegas Sands Corp. (NYSE: LVS)

Offering Format:	SEC Registered

Title of Security:	3.200% Senior Notes due 2024 3.500% Senior Notes due 2026 3.900% Senior Notes due 2029

Principal Amount:	2024 Notes: $1,750,000,000 2026 Notes: $1,000,000,000 2029 Notes: $750,000,000

Maturity Date:	2024 Notes: August 8, 2024 2026 Notes: August 18, 2026 2029 Notes: August 8, 2029

Coupon:	2024 Notes: 3.200%, accruing from July 31, 2019 2026 Notes: 3.500%, accruing from July 31, 2019 2029 Notes: 3.900%, accruing from July 31, 2019

Price to Public:	2024 Notes: 99.921% of face amount 2026 Notes: 99.615% of face amount 2029 Notes: 99.712% of face amount

Benchmark Treasury:	2024 Notes: 1.750% UST due July 31, 2024 2026 Notes: 1.875% UST due July 31, 2026 2029 Notes: 2.375% UST due May 15, 2029

Benchmark Treasury Price and Yield:	2024 Notes: 99-18; 1.842% 2026 Notes: 99-19; 1.937% 2029 Notes: 102-25; 2.060%

Spread to Benchmark Treasury:	2024 Notes: +137.5 basis points 2026 Notes: +162.5 basis points 2029 Notes: +187.5 basis points

Yield to Maturity:	2024 Notes: 3.217% 2026 Notes: 3.562% 2029 Notes: 3.935%

Interest Payment Dates:	2024 Notes: February 8 and August 8, commencing February 8, 2020 2026 Notes: February 18 and August 18, commencing February 18, 2020 2029 Notes: February 8 and August 8, commencing February 8, 2020

Regular Record Dates:	2024 Notes: January 24 and July 24 2026 Notes: February 3 and August 3 2029 Notes: January 24 and July 24

Par Call Date:	2024 Notes: On or after July 8, 2024 2026 Notes: On or after June 18, 2026 2029 Notes: On or after May 8, 2029

Make-Whole Call:	2024 Notes: T+25 basis points (prior to July 8, 2024) 2026 Notes: T+25 basis points (prior to June 18, 2026) 2029 Notes: T+30 basis points (prior to May 8, 2029)

Offer to Repurchase Upon Change of Control Triggering Event:	101% of principal amount, plus accrued and unpaid interest to but excluding the repurchase date

Trade Date:	July 29, 2019

Settlement Date:	July 31, 2019 (T+2)

CUSIP:	2024 Notes: 517834 AG2 2026 Notes: 517834 AE7 2029 Notes: 517834 AF4

ISIN:	2024 Notes: US517834AG23 2026 Notes: US517834AE74 2029 Notes: US517834AF40

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Moody’s: Baa3 (Stable); S&P: BBB- (Stable); Fitch: BBB- (Positive)

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC BNP Paribas Securities Corp. Fifth Third Securities, Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the sender.

The issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Prospectus Supplement and the accompanying prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), BofA Securities, Inc. at (800) 294-1322 (toll free) or Goldman Sachs & Co. LLC at (866) 471-2526 (toll free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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